Exhibit 10.17

MASTER CLINICAL RESEARCH SERVICES AGREEMENT

This Master Clinical Research Services Agreement (“Agreement”) made this 6th day of February 2013 (“Effective Date”) by and between Novotech (Australia) Pty Limited with principal offices located at Level 3, 235 Pyrmont Street, Pyrmont, NSW 2009 Australia (“Novotech”), and Xenetic Biosciences Plc, with principal offices located at Greener House, 66-68 Haymarket, London, W 1Y 4RF, (“Company”).

WHEREAS, Novotech is a research organization engaged in the business of providing clinical trial, contract clinical, and other related services; and

WHEREAS, Sponsor is an organization engaged in the business of developing pharmaceutical, biotechnology, and/or device products for human therapeutic use; and

WHEREAS, Sponsor may wish to retain the services of Novotech from time to time to perform clinical research and related services in connection with certain clinical research projects Sponsor is conducting (individually, a “Project”), as more fully set forth in various project agreements to be attached to this Agreement and incorporated herein by reference (“Project Agreements”); and

WHEREAS, Novotech is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and attached Project Agreements.

NOW, THEREFORE, for good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Project Agreements.

In the event that the parties hereto shall reach agreement with respect to a particular Project, a Project Agreement for said Project shall be attached to this Agreement and shall, collectively with this Agreement, independent from other Project Agreements, constitute the entire agreement for the specific Project. No Project Agreement shall be attached to this Agreement without first being executed by the parties hereto. In the event of a conflict between the terms of this Agreement and a Project Agreement, the terms of this Agreement shall govern unless and to the extent that such Project Agreement explicitly states in bold type that it is amending provisions of this Agreement and specifies, in each instance, the provisions of such Project Agreement that amend this Agreement. Any such amendment shall apply only to the Project(s) pertaining to such Project Agreement and shall not act as an amendment of this Agreement as it relates to any prior or subsequent Project Agreement.

2.	Services to be Performed.

(a) In performing the Services associated with an individual Project Agreement (“Services”), Novotech shall comply with this Agreement, the applicable Project Agreement, the written instructions of Sponsor, standard operating procedures provided by or approved by Sponsor, relevant professional standards and all applicable laws, rules and regulations including, but not limited to, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, the applicable Project Protocol (“Protocol”), said Protocol to be attached to Project Agreement as Exhibit A, and shall use commercially reasonable efforts to monitor the administration of the Project in accordance with the Protocol.

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(b) Included in each Project Agreement shall be a detailed and specific transfer of obligations from a Sponsor to Novotech as required by 2 I CFR 3 I 2.52. Any obligations of the Sponsor not specifically transferred to Novotech under said section shall remain the responsibility of the Sponsor.

(c) With respect to any work not set forth in the Scope of Work, attached to a Project Agreement (“Out of Scope” work or services), Sponsor will compensate Novotech only for Out of Scope work that has been authorized by Sponsor in writing.

Novotech shall provide Sponsor with a written budget proposal for any Out of Scope services as soon as possible after the receipt of written authorization by Sponsor to commence such services. The parties agree to use reasonable best efforts to diligently negotiate in good faith a mutually acceptable budget for the Out of Scope services in a timely manner.

(d) Each work assignment shall be governed by the terms and conditions of this Agreement and by such supplementary written amendments of this Agreement or Exhibits as may be, from time to time, executed between the parties. In the event of a conflict between the terms of this Agreement and an Exhibit, the terms of this Agreement shall govern.

3.	Payment.

(a) A budget (“Budget”) and schedule of payments (“Payment Terms”) reflecting the performance of the Scope of Work shall be included in each Project Agreement attached to this Agreement. Except as otherwise expressly provided in the applicable Project Agreement, Novotech shall submit to Sponsor invoices reflecting the Payment Terms and Sponsor shall pay all invoiced amounts, net of bank fees, within thirty (30) days of date of receipt. In addition, I 5% of service fees in the agreed budget will be invoiced by Novotech at the commencement of each Project Agreement to allow for project setup by Novotech. These funds will then be reconciled against Novotech’s final service invoice to Sponsor at the conclusion of the Project with any excess funds received above the agreed budget to be returned by Novotech to Sponsor within thirty (30) days of conclusion of Project.

(b) In the event any Project Agreement, or this Agreement, is terminated pursuant to Section 5 of this Agreement, Novotech shall be compensated for all fees and costs due pursuant to a Project Agreement(s) at the date of termination, including any mutually agreeable costs associated with the termination and properly incurred non-cancelable fees and costs pursuant to the Protocol(s), as demonstrated in the applicable Project Agreement Budget(s).

(c) Inflation- for all projects exceeding twelve (12) months in duration, the agreed budget will automatically be adjusted at each anniversary of Project commencement by the previous year’s inflation rate as indicated by the Australian Bureau of Statistics Consumer Price Index (CPI) and service invoices under the agreed budget will be adjusted by the said inflation rate until the next anniversary of Project commencement.

(d) Payments to Novotech shall be made to:

Institution Name:	Novotech (Australia) Pty Limited
Institution Address:	Level 3, 235 Pyrmont Street Pyrmont NSW2009 Australia

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Person to Contact:	Brad Campbell

Name of Bank:	Commonwealth Bank of Australia

Bank Address:	443 Victoria Avenue Chatswood NSW 2067 Australia

Bank SWIFT Code:	CTBAAU2S
Name on Bank Account:	Novotech Communications
Bank Account Number:	062-140 1014 0369
Tax ID#:	not applicable

(e) Upon request, Novotech agrees promptly to provide documentation, which reasonably substantiates any amount invoiced hereunder. Taxes (and any penalties thereon) imposed on any payment made by Sponsor to Novotech shall be the responsibility of Novotech.

(f) Sponsor shall reimburse Novotech for reasonable and customary pass-through costs in accordance with the Budget that the Project Team is required to incur in providing contracted services. Novotech will be reimbursed for actual expenses incurred as supported in writing.

(g) Novotech shall maintain complete, true and accurate records of expenses in performance of the Services. Sponsor shall have the right at its expense to audit Novotech’s books and financial records for the purpose of verifying, (i) Novotech’ s expenses incurred by Novo tech in performance of the Services, (ii) Novotech’s invoices to Sponsor or (iii) compliance by Novotech on other respects with this Agreement.

4.	Investigator Incentives and Payments.

(a) Investigator Incentives. Novotech shall not offer and/or deliver any incentives of any kind to a Principal Investigator or its staff working on Sponsor’s Project for a particular Study without the prior written approval of Sponsor.

(b) Investigator Payments. If Novotech will be paying Investigators on behalf of Sponsor, Novotech will provide Sponsor with an estimate of the funding required for this purpose for each calendar quarter not later than 45 (forty-five) days prior to the start of said quarter. Sponsor will transfer the required funding to Novotech not Jess than three days prior to the beginning of the quarter. Investigator payments will be subject to the terms detailed in the Clinical Research Agreement attached to the Project Agreement. Should additional funds be required in a quarter, Novotech will submit a request to Sponsor with appropriate documentation as soon as practicable. If not all funds are projected to be disbursed by the end of a given quarter, Novotech will adjust the forecast for the following quarter accordingly. Novotech will provide Sponsor with an accounting of funds disbursed to Investigators. In addition, a “float” amount equivalent to 10% of all projected investigator payments will be provided to Novotech at the commencement of the project to ensure any upfront site payments and ongoing payment requirements can be met promptly to ensure performance standards expected from study sites.

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5.	Term and Termination.

(a) The term of this Agreement shall commence as of the Effective Date first written above and shall end on the day five (5) years from the Effective Date unless earlier terminated in accordance with this Section 5. This Agreement shall be renewable upon terms and conditions mutually acceptable to the parties hereof. Project Agreements shall commence upon the date of complete execution by the parties and shall terminate upon the completion of Services unless earlier terminated in accordance with this Section 5. In the event a Project’s timeline under this Agreement extends longer than the terms of this Agreement, an agreement will be drafted and signed by both parties amending the expiration date of this Agreement.

(b) Sponsor may terminate this Agreement and/or any Project Agreement without cause upon ninety (90) days prior written notice. In addition, either party upon ninety (90) day’s prior written notice may terminate this Agreement and/or any Project Agreement if the other party commits a material breach of this Agreement, which breach is not cured within such ninety (90) day period. The termination of this Agreement by either party shall automatically terminate any and all Project Agreements.

(c) Upon termination of this Agreement or a Project Agreement pursuant to this Section 5, Novotech agrees to cooperate with Sponsor to provide for an orderly wind-down of the Services provided by Novotech hereunder.

(d) In the event this Agreement or any Project Agreement shall terminate, Novotech shall be compensated as set forth in Section 3(b).

(e) The obligations of the parties contained in Section 5, 7, 8, 9, 10, 11 and 13 hereof shall survive termination of this Agreement.

6.	Personnel and Subcontracting.

(a) Novotech shall perform the Services with respect to each Project under the direction of the Project Manager. Novotech shall be obligated at all times to provide a sufficient number of trained clinical research personnel on a given Project in accordance with the Project Agreements.

(b) Sponsor agrees that Novotech may utilize the services of corporate affiliates, who are approved by Sponsor prior to such assignment or delegation, to fulfill Novotech’s obligations under such Project Agreement. Any affiliates so utilized shall be subject to all of the terms and conditions applicable to Novotech under this Agreement, including, without limitation, provisions establishing standards of performance.

(c) If a particular Project Agreement obligates Novotech to contract with investigators or investigative sites (collectively, investigators’) or facilitate Sponsor’s contracting with Investigators (or other independent contractors such as central labs), then any such contract shall be on a form mutually acceptable to the Sponsor and Novotech, which contract shall include, without limitation, provisions addressing the specific duties and standards of the parties, confidentiality, indemnification, ownership of property and patent rights, debarment certification and insurance coverage.

7.	Confidential and Proprietary Information.

(a) All information, documents and data resulting from the performance of Novotech under this Agreement, excluding any proprietary information of Novotech, shall be the sole property of the Sponsor.

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Following completion of the Services outlined in the applicable Project Agreement, Novotech shall promptly return Confidential Information, client data or other materials furnished to Novotech.

(b) During the term of this Agreement and for a period ten (10) years after termination of this Agreement, Novotech shall not disclose or use for any purpose other than performance of this Agreement, any and all trade secrets, know-how, privileged records or other confidential or proprietary information and data, both technical and non-technical, disclosed to Novotech by Sponsor or developed by Novotech (collectively, “Confidential Information”) pursuant to this Agreement. The obligation of non-disclosure shall not apply to the following:

(i) Information at or after such time that it is or becomes publicly available through no fault of Novotech;

(ii) Information that is already independently known to Novotech without obligation of confidentiality, as evidence by its prior written records;

(iii) Information at or after such time that it is disclosed to Novotech on a non-confidential basis by a third party with the right to do so;

(iv) Information that results from research and development by Novotech totally independent of disclosures of such Information by Sponsor as evidence by Novotech’s contemporaneous written records; or

(v) Information that is disclosed pursuant to any judicial or government request, requirement or order, provided that Novotech takes reasonable steps to provide Sponsor with sufficient prior notice in order to allow Sponsor to contest and/or limit the required response to such request, requirement or order.

(c) The Confidential Information shall be kept strictly confidential and shall not be disclosed to any third party in any manner whatsoever, in whole or in part, without first obtaining Sponsor’s prior written consent to such disclosure, which Sponsor may withhold at its sole discretion. Novotech may disclose Confidential information on a need-to-know basis only to its employees and consultants who have entered into written agreements which impose, or who are otherwise bound by, restrictions upon the Confidential information that are at least equivalent to those imposed hereunder.

(d) At any time upon the request of Sponsor, or upon termination of this Agreement, Novotech shall promptly return to Sponsor the Confidential Information or any part thereof, including all copies thereof. At Sponsor’s request, the Confidential information that is otherwise required to be returned to Sponsor shall be destroyed and such destruction shall be certified in writing to Sponsor by an authorized officer of Novotech. The return and/or destruction of such Confidential Information as provided above shall not relieve Novotech of its other obligations under this Agreement. Novotech may retain one copy of the Confidential Information for archival purposes.

(e) Sponsor shall keep strictly confidential any information disclosed to it by Novotech regarding Novotech’s processes, systems and procedures. Sponsor shall protect such confidential information of Novotech with the same degree of care as Sponsor would protect its own confidential information.

8.	Inventions.

Inventions, processes, know-how, trade secrets, data, improvements, copyrights, trademarks, patents and/or other intellectual property (“inventions”) relating to the Study Product, that are conceived,

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generated or first reduced to practice, as the case may be, during the term of this Agreement by either Sponsor or Novotech, or jointly by Sponsor and Novotech, will be the property of the Sponsor. Notwithstanding the foregoing, any inventions, process improvements, know-how, and/or trade secrets related to the further development of Novotech’s clinical trial technologies and processes developed during the course of the Study will be the property of Novotech.

9.	Publicity.

No oral or written release of any statement, information, advertisement, or publicity matter having any reference to Sponsor, express or implied, shall be used by Novotech unless ru1d until such matter shall have first been submitted to and received the express written approval of Sponsor.

10. Indemnification.

Each party (the “Indemnifying Party”) will indemnity and hold harmless the other party (the “Indemnified Party”), its officers, employees and agents in respect of all liabilities, costs, claims, loss, damage, demands, actions and expenses, including reasonable attorneys fees, arising from any third party claim as a result of the negligent acts, errors or omissions of the Indemnifying Party hereunder. The indemnities set out herein do not apply to any claim or liability if and to the extent that it results from the fault or negligence of the party seeking to benefit from the indemnity, its officers, employees or agents. The party seeking indemnification under this section (the “Indemnified Party”) shall (i) give the other party (the “Indemnifying Party”) notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party shall have not authority to settle any claim on behalf of the Indemnifying Party.

Sponsor agrees to indemnity Novotech and its directors, officers, employees and Affiliates (Affiliates shall mean any entity under common control with Novotech, controlled by Novotech, or which controls Novotech) against any claim and damages, costs, liabilities and expenses (including reasonable attorney’s fees) incurred by Novotech in accordance with the provisions contained in Medicine Australia’s “Form of indemnity for Clinical Trials” for Sites located in Australia, and the Researched Medicines Industry Guidelines on Clinical Trials Compensation for Injury Resulting from Participation in an Industry-Sponsored Clinical Trial contained in the document called “Indemnity and Compensation for Clinical Trial” for Sites located in New Zealand, and to which Australia and New Zealand Sites refer as a condition of participating in clinical trials, in so far as entered into by Novotech for the purpose of the Study, provided however that, Sponsor shall have no obligation hereunder with respect to any claim, action or proceeding to the extent arising from the negligence, intentional misconduct or breach of the Study protocol on the part of Novotech or any of its directors, officers, employees, agents or representatives.

Sponsor further agrees to indemnity Novotech against any and all harm suffered as a result of provision of said services in jurisdictions other than Australia or New Zealand where Sponsor has further retained Novotech to contract with Sites and/or perform clinical research services and Novotech is willing to contract with Sites in those jurisdictions and to perform the requested services provided that Sponsor shall have no obligation with respect to any claim, action or proceeding to the extent arising from the negligence, intentional misconduct or breach of the Study protocol on the part of Novotech or any of its directors, officers, employees, agents or representatives.

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11. Inspections

(a) Authorized representatives of Sponsor shall have the right during the term of this Agreement to inspect at reasonable times, the progress of the Project; all sites and facilities at which rl1e Project is being performed; and information typically subject to regulatory inspection. Sponsor will notify Novotech of the date and time prior to any such inspection.

(b) Novotech will promptly notify Sponsor of any proposed regulatory inspection relating to the Project, permit representatives of Sponsor to be present during the inspection and promptly provide Sponsor with a copy of any report issued after the inspection. Novotech agrees to take any reasonable steps requested by Sponsor as a result of a regulatory audit to cure any deficiencies in the documentation from the Project.

12. Record Storage.

(a) During the term of this Agreement, Novotech shall maintain all materials and all other data obtained or generated by Novotech in the course of providing the Services hereunder, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction. Novotech shall cooperate with any internal review or audit by Sponsor and make available to Sponsor for examination during normal business hours and at mutually agreeable times, documentation, data and information typically subject to regulatory inspection.

(b) At the expiration or termination of this Agreement and upon written instruction of Sponsor, all materials and all other data and information obtained or generated by Novotech in the course of providing the Services hereunder shall, at Sponsor’s option, be (i) delivered to Sponsor at its offices in such form as is then currently in the possession of Novotech, or (ii) disposed of, at the direction and written request of Sponsor, unless such materials are otherwise required to be stored or maintained by Novotech as a matter of law or regulation. In no event shall Novotech dispose of any materials or data or other information obtained or generated by Novotech in the course of providing the Services hereunder without first giving Sponsor sixty (60) days prior written notice of its intent to do so. Notwithstanding the foregoing, Novotech may retain copies of any of the materials referred to herein as are deemed reasonably necessary, in Novotech’s sole discretion, for regulatory or insurance purposes or to demonstrate the performance of its obligations hereunder, subject to its ongoing obligations to maintain the confidentiality of such materials.

13. Insurance.

Novotech shall maintain in effect during the Term comprehensive general liability insurance, and other forms of insurance as may reasonably be expected by a going concern in the jurisdictions in which it provides the Services. Upon Sponsor’s request, Novotech shall provide Sponsor relevant certificates of insurance as applicable.

14. Assignment.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Notwithstanding the foregoing, neither this Agreement nor any Project Agreement nor any right or obligation hereunder shall be assignable by Novotech without the prior written consent of Sponsor, and any purported assignment without such consent shall be void.

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15. Independent Contractors.

The parties hereto are independent contractors. Neither party shall offer or agree to incur or assume any obligations or commitments in the name of or on behalf of the other, except as expressly contemplated herein or in an applicable Project Agreement. Novotech agrees to maintain full and sole responsibility for the payment of its personnel salaries and compensation, workers’ compensation insurance, benefits and all other responsibilities, obligations and liabilities employers have toward their employees. Nothing contained in this Agreement shall be deemed to constitute, create or in any way be interpreted as, a partnership, joint venture, principal/agent relationship or business organization of any kind_

16. No Waiver.

Any party’s failure to require any other party to comply with any provision of this Agreement or any Project Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement or any Project Agreement.

17. Notices.

All notices required or permitted under this Agreement or any Project Agreement shall be in writing and shall be either (i) delivered personally; (ii) mailed by first class certified mail return receipt requested; or (iii) sent by a nationally-recognized overnight courier service guaranteeing next-day delivery, to such party’s address as set forth below. Notices given hereunder shall be deemed effective upon receipt thereof

If to Sponsor:

Xenetic Biosciences Plc

Attention:

Henry Hoppe

12302 Main Campus Drive,

Lexington,

MA 02421,

USA

If to Novotech:

Novotech (Australia) Pty Limited

Attention: Alek Safarian

Level 3, 235 Pyrmont Street

Pyrmont, NSW 2009

Australia

18. Entire Agreement.

This Agreement, together with each Project Agreement and any other exhibit hereto represent the entire understanding of the parties with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement or any Project Agreement shall be in a writing signed by an authorized representative of each party hereto or thereto.

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19. Severability.

In case any one of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20. Governing Law.

This Agreement shall be governed by and construed under the laws of Singapore without regard to conflicts of laws provisions.

21. Attorney’s Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

22. Headings.

Any headings and captions contained in this Agreement are inserted for convenience only and shall not constitute a part thereof.

23. Counterparts.

This Agreement and each Project Agreement, and any amendment or supplement hereto or thereto, may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original. The execution of any such amendment or supplement by any party will not become effective until all the parties have executed counterparts hereto or thereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Xenetic Biosciences Plc		Novotech (Australia) Pty Limited

By:	/s/ Henry Hoppe IV	By:	/s/ A. SAFARIAN

Name:	Dr. Henry Hoppe IV	Name:	A. SAFARIAN

Title:	Vice President Drug Development	Title:	CFO

Date:	6th Feb. 2013	Date:	6 Feb. 2013

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